TUMBLEWEED REPORTS RESULTS FOR THIRD QUARTER 2007

Redwood City, Calif., October 25, 2007 – Tumbleweed Communications Corp. (Nasdaq: TMWD), the industry’s leading pure play messaging and content security vendor, today reported financial results for its third quarter ended September 30, 2007.

Revenue was $14.1 million for the quarter ended September 30, 2007, compared to $15.1 million for the same period last year.  Product revenue for the third quarter of 2007 was $5.6 million, compared to $7.3 million in the third quarter of 2006.  Service revenue for the third quarter of 2007 was $8.3 million, compared to $7.5 million in the third quarter of 2006.  Revenue from the license of intellectual property was $191,000 in the third quarter of 2007, compared to $357,000 in the third quarter of 2006.

Non-GAAP net loss for the third quarter of 2007 was $1.5 million, or $(0.03) per share, compared to non-GAAP net income of $172,000, or $0.00 per share, in the third quarter of 2006.  Non-GAAP results exclude stock-based compensation expense and intangible asset amortization expense of $1.6 million for the third quarter of 2007 and $1.5 million for the third quarter of 2006.  On a GAAP basis, net loss for the third quarter of 2007 was $3.1 million, or $(0.06) per share, compared to a net loss of $1.4 million, or $(0.03) per share, for the third quarter of 2006.  A reconciliation of GAAP and non-GAAP results is presented in the tables below.

Cash and cash equivalents were $27.0 million at September 30, 2007 compared to $30.5 million at December 31, 2006.

For the first nine months of 2007, Tumbleweed reported revenue of $43.2 million, compared to $45.3 million for the first nine months of 2006.  Non-GAAP net loss for the first nine months of 2007 was $3.1 million, or $(0.06) per share, compared to non-GAAP net income of $2.5 million, or $0.05 per share, for the first nine months of 2006. Non-GAAP results exclude stock-based compensation expense and intangible asset amortization expense of $4.6 million for the first nine months of 2007, and $5.8 million for the first nine months of 2006, respectively.  On a GAAP basis, the net loss for the first nine months of 2007 was $7.7 million, or $(0.15), compared to a net loss of $3.4 million, or $(0.07) in the first nine months of 2006.

“Although this quarter’s financial performance was below our expectations, we delivered growth in our core messaging and content security business, and continued to expand our relationships with leading channel partners,” said James P. Scullion, Chief Executive Officer of Tumbleweed.  “While our Validation Authority product continued to contribute to our results it was at a significantly lower level than a year ago.”

“We‘re in the process of transforming the company, and we still have a lot to do, but we’ve made progress against the goals we set at the beginning of the year:  moving to a channel distribution model, extending our international reach, and streamlining our product development processes,” continued Scullion.  “These are the right objectives to ensure Tumbleweed’s future growth and success, and we remain focused on executing against them. I’m confident that the investments and improvements we are implementing will deliver success going forward.”

Recent Highlights

•
Tumbleweed’s core messaging security product orders grew 15% for the quarter ended September 30, 2007 compared to the same period last year.  Tumbleweed’s messaging security products include award winning solutions to manage, protect and deliver information so enterprises can more productively utilize the Internet for mission-critical communications.

•
Tumbleweed’s channel program delivered 34% of orders for the nine months ended September 30, 2007.  In North America, Tumbleweed’s partners includes leading resellers in the retail, manufacturing, energy, transportation and education sectors such as Fishnet Security, Midwave Corporation, Cadre, Accudata Systems, ESI Information Technologies Inc., and Choice Solutions.  Internationally, Tumbleweed’s partners include leading providers in India, China, Australia, Japan, Malaysia, Singapore, Russia, France, Germany, UK, Mexico and Brazil.

•
Tumbleweed offered several significant enhancements to SecureTransport, the company’s Managed File Transfer solution. SecureTransport Version 4.7 capabilities include improved account management functions, new notification and monitoring, high availability clustering, faster throughput performance and increased storage capacity.  Additionally, refined installation and configuration features expedite integration and migration, thus reducing overall cost of ownership.

•
Tumbleweed was granted its 27th U.S. utility patent for "Dynamic Message Filtering," a method and system of dynamically filtering incoming messages.  The company’s patent portfolio broadly covers secure communication over Internet standards.

Financial Outlook

Fourth Quarter of 2007:
•	Tumbleweed has implemented a cost reduction program following a review of its business operations, reducing both expenses and headcount by approximately 10% each.
•
Tumbleweed currently expects total revenue for the fourth quarter of 2007 to be between $13.0 million and $14.5 million.  The revenue projections reflect a lower expected contribution from the Validation Authority product which contributed approximately 40% of revenue in the fourth quarter of 2006.

•
Non-GAAP results are expected to range from $(0.03) to $(0.05) per share.  Non-GAAP results exclude expected costs for stock-based compensation expense and intangible asset amortization expense of a combined $(0.03) per share for the fourth quarter of 2007.  The fourth quarter of 2007 projections include an estimated expense of approximately $(0.02) related to the cost reduction program.

•	GAAP results are expected to range from $(0.06) to $(0.08) per share.

•	Per share amounts are based on an estimated 51.2 million shares outstanding.

Conference Call Information
Tumbleweed management will host a conference call on Thursday, October 25, 2007 at 2:00 p.m. PDT (5:00 p.m. EDT) to discuss the third quarter 2007 results.  The call can be accessed by dialing (800) 240-7305 and giving the company name, "Tumbleweed."  Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.  A replay of the conference call will be available after 5:00 p.m. PDT on October 25, 2007 through November 8, 2007 by dialing (800) 405-2236 and entering pass code 11098819#.  The conference call and supplemental financial information will also be available on the investor relations portion of the Tumbleweed website.

Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that could cause actual results to differ materially from those currently expected, particularly with respect to Tumbleweed’s financial outlook for the fourth quarter of 2007 (including estimated revenue, loss and loss per share on both a GAAP and a non-GAAP basis), as well as Tumbleweed’s beliefs about the transformation of the company, its strategy, and its future growth and success.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions.  For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 14, 2007, Form 10-Q filed August 7, 2007, and such filings for the periods referred to above, to be filed subsequently.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

Non-GAAP Information
The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes amortization of intangible assets and stock-based compensation expense.  Management believes that the presentation of non-GAAP information may provide useful information to investors because Tumbleweed has historically provided this information and understands that some investors consider it useful in evaluating Tumbleweed's expenses. Management also uses this non-GAAP information, along with GAAP information, in evaluating Tumbleweed's expenses and comparing Tumbleweed’s performance with that of its competitors.  The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

About Tumbleweed

Tumbleweed Communications Corp. (NASDAQ:TMWD), the industry's leading pure play messaging and content security vendor, provides world-class innovative solutions for organizations of all sizes. Organizations rely on Tumbleweed's solutions to securely manage their Internet communications, spanning email management to file transfers. Tumbleweed has more than 2,900 customers worldwide, representing industries such as Finance, Healthcare, and the U.S. Government. The world's most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Our award-winning products build on fourteen years of R&D and 27 security patents in the U.S. alone - many of which are licensed by other security vendors. More information can be found at www.tumbleweed.com.

Tumbleweed is a registered trademark of Tumbleweed Communications Corp. in the United States and/or other countries. All other trademarks are the property of their respective owners.

For Investor Relations Inquiries:	For Media Relations Inquiries:
Scott Wilson	Dan Gould
The Blueshirt Group	SHIFT Communications
(415) 489-2188	(415) 591 - 8428
scott@blueshirtgroup.com	dgould@shiftcomm.com

or

Tim Conley, SVP Finance and CFO
Tumbleweed Communications Corp.
(650) 216-2000
tim.conley@tumbleweed.com

Tumbleweed Communications Corp.
Condensed Consolidated Balance Sheets
September 30, 2007
(in 000s)

	9/30/2007	12/31/2006
ASSETS	(unaudited)	(audited)

CURRENT ASSETS
Cash and cash equivalents	$27,046	$30,511
Accounts receivable, net	12,196	12,506
Other current assets	2,520	1,938

TOTAL CURRENT ASSETS	41,762	44,955

Goodwill	48,074	48,074
Intangible assets, net	505	1,470
Property and equipment, net	2,038	1,820
Other assets	355	612

TOTAL ASSETS	$92,734	$96,931

LIABILITIES & EQUITY
CURRENT LIABILITIES
Accounts payable	$1,727	$1,808
Accrued liabilities	6,280	7,522
Accrued merger-related and other costs	-	97
Deferred revenue	20,259	20,003

TOTAL CURRENT LIABILITIES	28,266	29,430

LONG TERM LIABILITIES
Deferred revenue, excluding current portion	4,463	4,728
Other long term liabilities	32	63

TOTAL LONG TERM LIABILITIES	4,495	4,791

TOTAL LIABILITIES	32,761	34,221

STOCKHOLDERS' EQUITY
Common stock	52	51
Additional paid-in capital	364,259	359,238
Treasury stock	(796)	(796)
Accumulated other comprehensive loss	75	29
Accumulated deficit	(303,617)	(295,812)

TOTAL STOCKHOLDERS' EQUITY	59,973	62,710

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$92,734	$96,931

Tumbleweed Communications Corp.
Condensed Consolidated Statements of Operations
September 30, 2007
(in 000s, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
REVENUES
Product revenue	$5,554	$7,273	$16,572	$19,952
Service revenue	8,305	7,469	25,300	22,067
Intellectual property revenue	191	357	1,323	3,281

NET REVENUE	14,050	15,099	43,195	45,300

COST OF REVENUE
Cost of product revenue (1)	1,158	1,531	4,221	3,224
Provision for excess inventory	-	-	164	-
Cost of service revenue (1)	1,890	1,704	5,719	4,849
Amortization of intangible assets	234	234	702	1,233

GROSS PROFIT	10,768	11,630	32,389	35,994

OPERATING EXPENSES
Research and development (1)	3,816	3,783	11,570	11,003
Sales and marketing (1)	7,806	6,937	21,733	19,986
General and administrative (1)	2,545	2,365	7,549	8,314
Amortization of intangible assets	39	204	266	837

TOTAL OPERATING EXPENSES	14,206	13,289	41,118	40,140

OPERATING LOSS	(3,438)	(1,659)	(8,729)	(4,146)
Other income, net	322	278	1,042	843

NET LOSS BEFORE TAXES	(3,116)	(1,381)	(7,687)	(3,303)
Provision for (benefit from) income taxes	(33)	(7)	1	59

NET LOSS	$(3,083)	$(1,374)	$(7,688)	$(3,362)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.06)	$(0.03)	$(0.15)	$(0.07)

RECONCILIATION TO NON-GAAP NET INCOME (LOSS)

NET LOSS	$(3,083)	$(1,374)	$(7,688)	$(3,362)
Stock-based compensation expense	1,316	1,108	3,616	3,765
Amortization of intangible assets	273	438	968	2,070
NON-GAAP NET INCOME (LOSS)	$(1,494)	$172	$(3,104)	$2,473

NON-GAAP BASIC AND DILUTED NET INCOME (LOSS) PER SHARE	$(0.03)	$0.00	$(0.06)	$0.05

WEIGHTED AVERAGE SHARES:
BASIC	51,092	50,111	50,996	49,905
DILUTED	51,092	50,111	50,996	49,905

(1) Stock-based compensation expense is classified as follows:

Cost of product revenue	$-	$2	$-	$6
Cost of service revenue	40	33	105	106
Research and development	200	442	760	969
Sales and marketing	502	144	1,041	500
General and administrative	574	487	1,710	2,184
	$1,316	$1,108	$3,616	$3,765